Exhibit 99.1

HERSHA HOSPITALITY TRUST

510 Walnut Street, 9th Floor Philadelphia, PA 19016 Phone: 215-238-1046 Fax: 215-238-0157 www.hersha.com

For Immediate Release
Contact:	Chris Daly or Jerry Daly (media)	Ashish Parikh, CFO (investors)
	Ph: (703) 435-6293	Ph: (215) 238-1046
HERSHA HOSPITALITY TRUST PRICES
OFFERING OF SERIES A CUMULATIVE REDEEMABLE PREFERRED SHARES
     PHILADELPHIA, Pa., July 29, 2005- Hersha Hospitality Trust (AMEX: HT) (the “Company”) today announced it has priced a public offering of 2,400,000 of its 8.00% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, liquidation preference $25.00 per share (the “Series A Preferred Shares”). The Company expects the net proceeds of the offering, less expenses payable by us, will be approximately $57,935,000 million. Wachovia Capital Markets, LLC and UBS Securities LLC are acting as joint bookrunning managers for the offering with Raymond James & Associates, Inc., Robert W. Baird & Co. Incorporated, and Stifel Nicolaus & Company, Incorporated participating as co-managers.
     The Company expects to use the net proceeds of this offering to fund the purchase price for its pending Mystic Partners joint venture with Waterford Hospitality Group, LLC and for general corporate purposes, including future acquisitions. The closing of the offering of Series A Preferred Shares is subject to customary closing conditions as set forth in the underwriting agreement. The closing of the Company’s pending Mystic Partners joint venture with Waterford is subject to satisfaction or waiver of certain conditions, including debt refinancings relating to the hotels being contributed to the joint venture.
     A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy the Company’s securities, nor shall there be any sale of these securities or a solicitation of an offer to buy these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Offers for the securities will be made only by means of a prospectus supplement and accompanying prospectus forming part of the registration statement. A prospectus supplement and accompanying prospectus relating to these securities, when available, may be obtained from either Wachovia Capital Markets, LLC, ATTN: Prospectus Department; One Wachovia Center, 301 South College Street 140; Charlotte, North Carolina 28288; (704) 593-7212 or UBS Securities LLC, ATTN: Prospectus Department: 299 Park Avenue, New York, New York 10171; (212) 821-3884.

     Hersha Hospitality Trust is a self-advised Maryland real estate investment trust focused on owning and operating high quality hotels in the Northeastern United States.
     This press release may contain forward-looking statements. Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should,” and “could.” There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a discussion of these factors, please refer to the Company’s filings with the Securities and Exchange Commission, including the Registration Statement and Prospectus Supplement relating to the offering.